EXHIBIT 10-3
  September 29, 1999



  Mr. Scott McKnight
  Aloe Commodities International, Inc.
  12901 Nicholson, Suite 370
  Farmers Branch, TX 75234

  Dear Scott:

  The purpose of this letter is to convey to you the decision of Carrington's Board of Directors at their meeting on September 15th to authorize a 10% finders fee on Carrington sales to Pharmanex/NuSkin. The Board further authorized that 7% of these finders fees will be payable to you in cash and 3% will be retained and applied to the debt that Aloe Commodities International, Inc. owes to Carrington. This fee will be payable monthly based upon invoiced sales during the month and we should be able to process the check by the 15th of the following month.

  In addition to the 3% retention, the Board also made it very clear that they expect to continue to receive payments under the debt repayment schedule which you provided in your correspondence of February 25, 1999. As a reminder, that schedule called for a payment of $50,000 in the third quarter of this year of which we have received nothing to date.

  We look forward to working with you under this fee arrangement and to the timely receipt of your quarterly debt payment.

  Very truly yours,



  Robert W. Schnitzius
  Chief Financial Officer

  RWS:met

  cc:  Dr. Carlton E. Turner

  I hereby agree to receive the 10% finders fee with 3% withheld and applied to debt, as described above, for the life of NuSkin's business with Carrington.

  /s/  L. Scott McKnight